UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 12, 2016

Griffin-American Healthcare REIT IV, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-205960 (1933 Act)	47-2887436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On April 12, 2016, we reached the minimum offering of $2,000,000 in shares of our common stock required to satisfy the conditions of our escrow agreement and issue shares of our common stock to our initial investors in our initial public offering of up to $3,150,000,000 in shares of our common stock. In connection with the release from escrow of the minimum offering amount, investments pursuant to irrevocable stock purchase plans entered into by certain of our executive officers and executives of our co-sponsor, American Healthcare Investors, LLC, as previously disclosed in our Current Report on Form 8-K filed on March 4, 2016, will now commence.

On April 13, 2016, our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period from May 1, 2016 through June 30, 2016. Our advisor, Griffin-American Healthcare REIT IV Advisor, LLC, has agreed to waive asset management fees that may otherwise be due to our advisor pursuant to our Advisory Agreement dated February 16, 2016, in order to provide us with additional funds to pay distributions to our stockholders. Our advisor has agreed to waive the asset management fees only until such time as the amount of such waived asset management fees is equal to the amount of distributions payable to our stockholders for the period commencing on May 1, 2016 and ending on the date we acquire our first property or real estate-related investment. Our advisor will not receive any additional securities, shares of our stock, or any other form of consideration or any repayment as a result of the waiver of such asset management fees.

The daily distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164384 per share of our common stock. These distributions will be aggregated and paid in cash or shares of our common stock pursuant to the distribution reinvestment plan monthly in arrears. The distributions declared for each record date in the May 2016 and June 2016 periods would be paid in June 2016 and July 2016, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT IV, Inc.
April 14, 2016
By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer